Exhibit 5.1

June 28, 2018

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202-4437

T 303.223.1100 F 303.223.1111

Board of Directors

Real Goods Solar, Inc.

110 16th Street, Suite 300

Denver, CO 80202

Ladies and Gentlemen:

We have acted as special counsel to Real Goods Solar, Inc., a Colorado corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) in connection with the registration of 1,300,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), available for issuance under the Company’s 2018 Long-Term Incentive Plan (the “Incentive Plan”).

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Incentive Plan, the Company’s Articles of Incorporation and Bylaws, resolutions of the Board of Directors relating to the Incentive Plan and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that the Shares, when sold and issued in the manner referred to in the Registration Statement and the Incentive Plan and upon receipt of any consideration contemplated thereby, will be, validly issued, fully paid and non-assessable.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the States of Colorado and New York, and do not render any opinion as to legal matters subject to or governed by laws other than the State of Colorado and New York or United States federal jurisprudence.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP